Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS STRONG FIRST QUARTER 2022 NET INCOME OF $8.7 MILLION
-- Results include robust in-market deposit growth, strong asset quality metrics, and provision benefit --
MADISON, Wis., April 28, 2022 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported net income of $8.7 million, or $1.02 diluted earnings per share, in the first quarter of 2022. This compares to net income of $8.6 million, or $1.01 per share, in the fourth quarter of 2021 and $9.7 million, or $1.12 per share, in the first quarter of 2021.
“First Business Bank begins 2022 from a position of strength, with solid operating results, continued organic loan and deposit growth, and exceptional asset quality that again led to a loan loss provision benefit in the first quarter,” President and Chief Executive Officer Corey Chambas said. “Our record loan growth in late-2021 and continued loan production in early-2022 positioned us well, creating a larger earning-asset base that supported strong net interest income in the first quarter, despite elevated payoffs during the period. We remain confident in our ability to grow loans at a low double digit annual rate in 2022, given the strength of our team and the size of our pipelines heading into the second quarter. Together with our diversified fee income streams, the Bank generated solid top line revenue growth in the first quarter. Following the private placement of $32.5 million in new capital last month, we are well positioned for continued success in 2022 and beyond.”
Quarterly Highlights
•Continued Organic Loan Production. Loans, excluding Paycheck Protection Program (“PPP”) loans, grew $20.9 million, or 3.8% annualized, from the fourth quarter of 2021 and $265.5 million, or 13.5%, from the first quarter of 2021, as the Company continued to expand its traditional lending throughout its geographies. The first quarter of 2022 included elevated loan payoffs of nearly $90 million, compared to just over $30 million in the fourth quarter of 2021.
•Robust In-Market Deposit Growth. Total period-end in-market deposits grew by $83.1 million, or 17.2% annualized, from the fourth quarter of 2021 and $274.1 million, or 15.8%, from the first quarter of 2021. Period-end in-market deposits represented 84.3% of total Bank funding at March 31, 2022, compared to 82.9% at December 31, 2021 and 74.9% at March 31, 2021.
•Diversified Fee Income. Non-interest income of $7.4 million for the first quarter made up 25.6% of top line revenue, reflecting the Company’s diversified fee income streams. Revenue of $2.8 million from private wealth management was the leading contributor to non-interest income, while the Company also benefited from $1.4 million in revenue from its investments in mezzanine funds.
•Strong Asset Quality Metrics. Non-performing assets declined 12.1% to $5.7 million, or 0.21% of total assets, improving from 0.25% and 0.73% of total assets on December 31, 2021 and March 31, 2021, respectively. The Company had no active COVID-19 loan modifications as of March 31, 2022. The Company recorded a provision benefit of $855,000, compared to $508,000 in the fourth quarter of 2021 and $2.1 million in the first quarter of 2021.
•Capital Restructuring. The Company completed a private placement to institutional investors for $32.5 million in new capital consisting of a $20.0 million subordinated note and $12.5 million of preferred stock. A portion of the proceeds were used to redeem $10.3 million of higher cost trust preferred securities in the first quarter of 2022. Management plans to redeem an additional $9.1 million of subordinated notes in the second quarter of 2022. The remainder of the proceeds will be used for general corporate purposes, including to support the Bank’s growth strategy, and to fund the Company’s previously announced $5 million share repurchase plan.

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income	$21,426	$20,924	$20,863
Adjusted non-interest income (1)	7,386	7,569	7,195
Operating revenue (1)	28,812	28,493	28,058
Operating expense (1)	18,887	17,644	17,449
Pre-tax, pre-provision adjusted earnings (1)	9,925	10,849	10,609
Less:
Provision for loan and lease losses	(855)	(508)	(2,068)
Net loss on foreclosed properties	12	7	3
Amortization of other intangible assets	—	2	8
SBA recourse benefit	(76)	(122)	(130)
Income before income tax expense	10,844	11,470	12,796
Income tax expense	2,172	2,879	3,065
Net income	$8,672	$8,591	$9,731
Earnings per share, diluted	$1.02	$1.01	$1.12
Book value per share	$27.46	$27.48	$24.83
Tangible book value per share (1)	$26.02	$26.03	$23.43

Net interest margin (2)	3.39%	3.39%	3.44%
Adjusted net interest margin (1)(2)	3.24%	3.23%	3.20%
Fee income ratio (non-interest income / total revenue)	25.64%	26.56%	25.64%
Efficiency ratio (1)	65.55%	61.92%	62.19%
Return on average assets (2)	1.30%	1.32%	1.51%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.49%	1.66%	1.65%
Return on average equity (2)	14.47%	15.04%	18.48%

Period-end loans and leases receivable	$2,251,249	$2,239,408	$2,235,112
Specialized lending as a percent of total loans and leases	19.22%	19.76%	15.65%
Average loans and leases receivable	$2,244,642	$2,179,769	$2,182,958
Period-end in-market deposits	$2,011,373	$1,928,285	$1,737,226
Average in-market deposits	$1,932,576	$1,866,875	$1,722,107
Allowance for loan and lease losses	$23,669	$24,336	$28,982
Non-performing assets	$5,734	$6,522	$19,023
Allowance for loan and lease losses as a percent of total gross loans and leases	1.05%	1.09%	1.29%
Non-performing assets as a percent of total assets	0.21%	0.25%	0.73%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

Quarterly Financial Results - Excluding PPP Loans, Interest Income, and Fees

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income	$21,125	$19,898	$18,048
Adjusted non-interest income (1)	7,386	7,569	7,195
Operating revenue (1)	28,511	27,467	25,243
Operating expense (1)	18,887	17,644	17,449
Pre-tax, pre-provision adjusted earnings (1)	$9,624	$9,823	$7,794

Net interest margin (2)	3.37%	3.29%	3.31%
Fee income ratio (non-interest income / total revenue)	25.91%	27.56%	28.50%
Efficiency ratio (1)	66.24%	64.24%	69.12%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.46%	1.53%	1.34%

Period-end loans and leases receivable	$2,233,043	$2,212,111	$1,967,545
Specialized lending as a percent of total loans and leases	19.38%	20.02%	17.83%
Average loans and leases receivable	$2,223,707	$2,126,846	$1,940,716
Allowance for loan and lease losses as a percent of total gross loans and leases	1.06%	1.10%	1.47%
Non-performing assets as a percent of total assets	0.21%	0.25%	0.81%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

First Quarter 2022 Compared to Fourth Quarter 2021
Net interest income increased $502,000, or 2.4%, to $21.4 million.
•Net interest income growth was driven by an increase in average loans and leases, partially offset by a reduction in fees in lieu of interest and the accelerated amortization of $236,000 in debt issuance costs related to the redemption of trust preferred securities. Average loans and leases receivable, excluding net PPP loans in both periods of comparison, increased $96.9 million, or 18.2% annualized, to $2.224 billion. Fees in lieu of interest, which can vary from quarter to quarter based on client-driven activity, totaled $1.3 million, compared to $1.7 million, and included $249,000 and $892,000 in PPP fees, respectively. Excluding fees in lieu of interest, interest income from PPP loans, and the aforementioned accelerated debt issuance costs, net interest income increased $1.2 million, or 25.7% annualized.
•The yield on average interest-earning assets increased three basis points to 3.84% from 3.81%. Excluding average net PPP loans, PPP loan interest income, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets increased seven basis points to 3.66% from 3.59%. The rate paid for average total bank funding decreased two basis point to 0.31% from 0.33%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances.
•Net interest margin was 3.39% in both periods of comparison. Adjusted net interest margin was 3.24%, up one basis point compared to 3.23% in the linked quarter. The aforementioned accelerated debt issuance costs reduced first quarter 2022 net interest margin and adjusted net interest margin by four basis points. Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring but volatile components of net interest margin divided by average interest-earning assets less average net PPP loans and other recurring but volatile components of average interest-earning assets such as excess liquidity and non-accrual loans.
•The Bank continues to maintain an asset-sensitive balance sheet and ended the quarter appropriately positioned for net interest income to benefit from rising short-term interest rates.
The Company reported a net benefit to provision for loan and lease losses of $855,000, compared to a $508,000 benefit in the fourth quarter of 2021.
•The provision benefit in the first quarter of 2022 was primarily due to a $416,000 reduction due to qualitative risk factor improvements, a net decrease in specific reserves of $280,000, a $206,000 reduction in the general reserve from improving historical loss rates, and net recoveries of $188,000. These decreases were partially offset by a $235,000 increase in the general reserve due to loan growth.
Non-interest income decreased $183,000, or 2.4%, to $7.4 million.
•Private wealth management fee income decreased $33,000, or 1.1% to $2.8 million. Private wealth and trust assets under management and administration measured $2.834 billion at March 31, 2022, down $86.7 million, primarily due to a decrease in market valuations, which was partially offset by new business development.
•Gains on sale of SBA loans decreased $457,000 to $585,000. Management believes SBA 7a loan production, while variable based on timing of closings, will increase on an annual basis at a measured pace.
•Commercial loan interest rate swap fee income decreased $459,000 to $225,000. Swap fee income can vary from period to period based on client demand and the interest rate environment.
•Other fee income increased $817,000 to $2.1 million, compared to $1.3 million in the fourth quarter. The increase is primarily due to strong returns on the Company’s investments in mezzanine funds.
Non-interest expense increased $1.3 million, or 7.4%, to $18.8 million, while operating expense increased $1.2 million, or 7.0%, to $18.9 million.
•Compensation expense was $13.6 million, reflecting an increase of $1.2 million, or 9.6%, from the linked quarter primarily due to above average annual merit increases, reflecting the competitive job market, as well as payroll taxes paid in the quarter on a record annual cash bonus plan payout, and an expanded workforce. Management believes the increase in compensation expense will decline from this seasonally high rate and stabilize to a modestly lower rate during the remainder of the year. Average full-time equivalent employees (“FTE”) for the first quarter of 2022 were 310, up nine from 301 in the linked quarter.
•Professional fees were $1.2 million, increasing $237,000, or 25.4%, from the linked quarter primarily due to legal fees associated with tax credit investments, moderate increases in audit fees, and other professional and consulting services.
•FDIC insurance expense was $313,000, increasing $103,000, or 49.0%, from the linked quarter primarily due to an increase in both the assessment rate and the assessable base.
•Other non-interest expense decreased $269,000 to $513,000. During the linked quarter the Company recorded a $106,000 increase in the credit valuation adjustment (“CVA”) related to its commercial loan interest rate swap program, while no adjustment was recorded in the current period. The CVA can vary from period to period based on the size of the portfolio, credit metrics, and the interest rate environment in any given quarter. The remaining variance was mainly due to a seasonal increase in charitable donations in the linked quarter, as well as a current quarter increase in reimbursements received for loan expenses.
Income tax expense decreased $707,000. or 24.6%, to $2.2 million. The effective tax rate, excluding discrete items, was 23.5%, compared to 24.0% for the full year 2021. For 2022, the Corporation expects to report an effective tax rate of 23%-24%, excluding discrete items, as management intends to continue actively pursuing tax credit opportunities.
Total period-end loans and leases receivable, excluding net PPP loans in both periods of comparison, increased $20.9 million, or 3.8% annualized, to $2.233 billion. The first quarter of 2022 included elevated loan payoffs of nearly $90 million, compared to just over $30 million in the fourth quarter of 2021. These elevated levels of payoffs primarily stem from the sales of businesses and real estate properties, which can be variable depending on market conditions.
•Commercial real estate (“CRE”) loans increased by $15.1 million, or 4.1% annualized, to $1.470 billion, compared to $1.455 billion, as increases in construction financing and owner-occupied real estate offset payoffs and paydowns in multi-family and non-owner occupied loans.
•Commercial and industrial (“C&I”) loans decreased $10.1 million, primarily due to the aforementioned payoffs and PPP loan forgiveness. C&I loans, excluding net PPP loans, decreased $1.0 million.

Total period-end in-market deposits increased $83.1 million, or 17.2% annualized, to $2.011 billion, compared to $1.928 billion, and the average rate paid was 0.13% in both periods. The Bank’s deposit-centric sales strategy, led by treasury management sales, contributed to growth across all in-market deposit categories.
Period-end wholesale funding, including FHLB advances, brokered deposits, and deposits gathered through internet deposit listing services, decreased $24.7 million to $373.7 million.
•Wholesale deposits decreased $17.3 million to $12.3 million. The average rate paid on wholesale deposits increased 188 basis points to 2.91% and the weighted average original maturity of brokered certificates of deposit increased to 4.8 years from 3.8 years.
•FHLB advances decreased $7.4 million to $361.4 million. The average rate paid on FHLB advances decreased 22 basis point to 1.08% and the weighted average original maturity increased to 6.0 years from 5.9 years.
Non-performing assets decreased $788,000, or 12.1%, to $5.7 million, or 0.21% of total assets, compared to $6.5 million, or 0.25% of total assets. The reduction in non-performing assets was primarily due to loan payoffs and paydowns.
The allowance for loan and lease losses decreased $667,000, or 2.7%, as an increase in the general reserve from loan growth was more than offset by a decrease in the historical loss rates, qualitative risk factors, and specific reserves.
•The allowance for loan and lease losses as a percent of total gross loans and leases was 1.05%, compared to 1.09% as of December 31, 2021.
•Excluding net PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.06%, compared to 1.10% as of December 31, 2021.

First Quarter 2022 Compared to First Quarter 2021
Net interest income increased $563,000, or 2.7%, to $21.4 million.
•The increase in net interest income primarily reflects an increase in average gross loans and leases, partially offset by lower fees in lieu of interest and the accelerated amortization of $236,000 in debt issuance costs related to the redemption of trust preferred securities. Fees in lieu of interest decreased from $3.1 million to $1.3 million, primarily due to a $2.0 million reduction in PPP loan fee amortization. Excluding fees in lieu of interest, interest income from PPP loans, and the aforementioned accelerated debt issuance costs, net interest income increased $3.1 million, or 18.3%. Excluding net PPP loans, average gross loans and leases increased $283.0 million, or 14.6%.
•The yield on average interest-earning assets measured 3.84% compared to 3.93%. Excluding fees in lieu of interest, PPP loan interest income, and net PPP loans, the yield on average interest-earning assets measured 3.66%, compared to 3.69%. This decrease in yield was primarily due to the renewal of fixed-rate loans and reinvestment of cash flows from the securities portfolio at historically low interest rates. The rate paid for average total bank funding decreased nine basis points to 0.31% from 0.40%.
•Net interest margin decreased five basis points to 3.39% from 3.44%. Adjusted net interest margin increased four basis points to 3.24% from 3.20%.
The Company reported a net benefit to provision for loan and lease losses of $855,000, compared to provision benefit of $2.1 million in the first quarter of 2021. The reasons for the provision benefit are consistent with the explanations discussed above in the linked quarter comparison.
Non-interest income of $7.4 million increased by $191,000, or 2.7%, from $7.2 million in the prior year period.
•Private wealth management fee income increased $434,000, or 18.0%, to $2.8 million. Private wealth and trust assets under management and administration measured $2.834 billion at March 31, 2022, up $447.5 million, or 18.8%.
•Gains on sale of SBA loans decreased $493,000 to $585,000. Management believes SBA 7a loan production, while variable based on timing of closings, will increase on an annual basis at a measured pace.
•Loan fees of $652,000 increased by $107,000, or 19.6%, primarily due to an increase in conventional, SBA, and floorplan financing activity generating additional processing and service fee income.
•Commercial loan interest rate swap fee income was $225,000, compared to $684,000 in the prior year period. Swap fee income varies from period to period based on client demand and the interest rate environment in any given quarter.
•Other fee income increased $520,000, or 33.2%, to $2.1 million compared to $1.6 million, primarily due to higher returns from the Company’s investments in mezzanine funds.

Non-interest expense increased $1.5 million, or 8.6%, to $18.8 million. Operating expense increased $1.4 million, or 8.2%, to $18.9 million.
•Compensation expense increased $981,000, or 7.8%, to $13.6 million. Average FTEs were 310 in the first quarter of 2022, compared to 305 in the first quarter of 2021. The reasons for the increase in compensation expense are consistent with the explanations discussed above in the linked quarter analysis.
•Professional fees increased $304,000, or 35.1%, to $1.2 million, primarily due to an increase in legal expenses related to historic tax credit investments, an increase in audit expenses, and a general increase in other professional consulting services for various projects.
•Marketing expense increased $109,000, or 27.9%, to $500,000 mainly due to an increase in business development activities as the Company continues to return to pre-pandemic spending levels.
•Other non-interest expense increased $239,000, or 87.2%, to $513,000, partially due to an increase in travel expense. In addition, the first quarter of 2021 included a reduction in CVA related to the commercial loan interest rate swap program, while no adjustment was recorded in the current period.
Total period-end loans and leases receivable, excluding net PPP loans in both periods of comparison, increased $265.5 million, or 13.5%, to $2.233 billion.
•C&I loans, excluding net PPP loans, increased $185.8 million, or 35.9%, due to an increase in both conventional commercial lending, as well as specialized commercial lending, which represents 19.4% of total gross loans, up from 17.8% last year. Management believes this growth rate will moderate to lower double-digits as the Company’s specialized lending products scale over time.
•CRE loans increased $77.2 million, or 5.5%, primarily due to an increase in non-owner-occupied real estate and construction financing.
Total period-end in-market deposits increased $274.1 million, or 15.8%, to $2.011 billion and the average rate paid decreased three basis points to 0.13%. This increase in deposits was principally due to an $82.1 million and $174.9 million increase in transaction and money market accounts, respectively.
Period-end wholesale funding decreased $207.6 million to $373.7 million.
•Wholesale deposits decreased $153.2 million to $12.3 million, compared to $165.5 million, as the existing portfolio runoff was replaced by in-market deposits. The average rate paid on brokered certificates of deposit increased 215 basis points to 2.91% and the weighted average original maturity increased to 4.8 years from 3.9 years.
•FHLB advances decreased $54.4 million to $361.4 million. The average rate paid on FHLB advances decreased 28 basis points to 1.08% and the weighted average original maturity increased to 6.0 years from 5.7 years.
Non-performing assets decreased to $5.7 million, or 0.21% of total assets, compared to $19.0 million, or 0.73% of total assets. Excluding net PPP loans, non-performing assets decreased to 0.21% of total assets as of March 31, 2022 compared to 0.81% one year prior.
The allowance for loan and lease losses decreased $5.3 million to $23.7 million, compared to $29.0 million.
•The allowance for loan and lease losses as a percent of total gross loans and leases was 1.05% compared to 1.29%.
•Excluding net PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.06% as of March 31, 2022, compared to 1.47% one year prior.

Paycheck Protection Program
As of March 31, 2022, the Company had $18.5 million in gross PPP loans outstanding and deferred processing fees outstanding of $308,000. The processing fees are deferred and recognized over the contractual life of the loan, or accelerated at forgiveness, as an adjustment of yield using the interest method. During the three months ended March 31, 2022, the Company recognized $249,000 of PPP processing fees in interest income. The SBA provides a guaranty to the lender of 100% of principal and interest, unless the lender violated an obligation under the agreement. Since loan losses are expected to be immaterial, if at all, due to the government guarantee, management excluded the PPP loans from the allowance for loan and lease losses calculation. These short-term loans were funded primarily through a combination of excess cash held at the Federal Reserve and from an increase in in-market deposits.

Share Repurchase Program Update
As previously announced, effective March 4, 2022, the Company’s Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, effective March 4, 2022 through March 4, 2023. During March, the Company repurchased a total of 4,502 shares for approximately $148,000 at an average cost of $32.87 per share.

About First Business Financial Services, Inc.
First Business Financial Services, Inc., (Nasdaq: FBIZ) is the parent company of First Business Bank. First Business Bank specializes in Business Banking, including Commercial Banking and Specialized Lending, Private Wealth, and Bank Consulting services, and through its refined focus, delivers unmatched expertise, accessibility, and responsiveness. Specialized Lending solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. For additional information, visit www.firstbusiness.bank.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets, including, without limitation, inflation, supply chain issues, labor shortages, and the adverse effects of the COVID-19 pandemic on the global, national, and local economy, which may effect the Corporation’s credit quality, revenue, and business operations.
•Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•Increases in defaults by borrowers and other delinquencies.
•Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Assets
Cash and cash equivalents	$95,603	$57,110	$110,624	$389,977	$58,874
Securities available-for-sale, at fair value	223,631	205,702	194,056	171,219	173,261
Securities held-to-maturity, at amortized cost	17,267	19,746	21,196	22,382	24,783
Loans held for sale	2,418	3,570	5,603	6,059	6,576
Loans and leases receivable	2,251,249	2,239,408	2,123,306	2,143,561	2,235,112
Allowance for loan and lease losses	(23,669)	(24,336)	(24,676)	(25,675)	(28,982)
Loans and leases receivable, net	2,227,580	2,215,072	2,098,630	2,117,886	2,206,130
Premises and equipment, net	1,621	1,694	1,700	1,747	1,923
Foreclosed properties	117	164	172	179	31
Right-of-use assets	6,118	4,910	5,263	5,472	5,486
Bank-owned life insurance	53,974	53,600	53,244	52,887	52,537
Federal Home Loan Bank stock, at cost	12,863	13,336	12,351	13,451	14,941
Goodwill and other intangible assets	12,184	12,268	12,229	12,178	12,055
Derivatives	26,890	26,343	28,678	32,377	26,104
Accrued interest receivable and other assets	43,816	39,390	40,664	39,855	38,017
Total assets	$2,724,082	$2,652,905	$2,584,410	$2,865,669	$2,620,718
Liabilities and Stockholders’ Equity
In-market deposits	$2,011,373	$1,928,285	$1,829,644	$2,016,215	$1,737,226
Wholesale deposits	12,321	29,638	74,638	144,492	165,492
Total deposits	2,023,694	1,957,923	1,904,282	2,160,707	1,902,718
Federal Home Loan Bank advances and other borrowings	414,487	403,451	394,090	420,113	448,417
Junior subordinated notes	—	10,076	10,072	10,069	10,065
Lease liabilities	7,580	5,406	5,780	6,005	6,040
Derivatives	24,961	28,283	31,890	36,109	29,565
Accrued interest payable and other liabilities	8,309	15,344	13,016	11,214	9,422
Total liabilities	2,479,031	2,420,483	2,359,130	2,644,217	2,406,227
Total stockholders’ equity	245,051	232,422	225,280	221,452	214,491
Total liabilities and stockholders’ equity	$2,724,082	$2,652,905	$2,584,410	$2,865,669	$2,620,718

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total interest income	$24,235	$23,576	$24,014	$24,599	$23,806
Total interest expense	2,809	2,652	2,791	2,947	2,943
Net interest income	21,426	20,924	21,223	21,652	20,863
Provision for loan and lease losses	(855)	(508)	(2,269)	(958)	(2,068)
Net interest income after provision for loan and lease losses	22,281	21,432	23,492	22,610	22,931
Private wealth management service fees	2,841	2,874	2,759	2,744	2,407
Gain on sale of SBA loans	585	1,042	721	1,203	1,078
Service charges on deposits	999	1,023	956	941	917
Loan fees	652	679	713	569	545
Net gain on sale of securities	—	—	—	29	—
Swap fees	225	684	—	—	684
Other non-interest income	2,084	1,267	1,866	835	1,564
Total non-interest income	7,386	7,569	7,015	6,321	7,195
Compensation	13,638	12,447	13,351	13,255	12,657
Occupancy	555	551	544	533	552
Professional fees	1,170	933	1,024	913	866
Data processing	780	773	746	798	770
Marketing	500	548	572	511	391
Equipment	244	223	260	261	246
Computer software	1,082	1,017	999	1,129	1,115
FDIC insurance	313	210	291	280	362
Collateral liquidation cost	16	40	47	84	94
Net loss (gain) on foreclosed properties	12	7	6	(1)	3
Other non-interest expense	513	782	650	421	274
Total non-interest expense	18,823	17,531	18,490	18,184	17,330
Income before income tax expense	10,844	11,470	12,017	10,747	12,796
Income tax expense	2,172	2,879	2,819	2,512	3,065
Net income	$8,672	$8,591	$9,198	$8,235	$9,731

Per common share:
Basic earnings	$1.02	$1.01	$1.07	$0.95	$1.12
Diluted earnings	1.02	1.01	1.07	0.95	1.12
Dividends declared	0.1975	0.18	0.18	0.18	0.18
Book value	27.46	27.48	26.56	25.70	24.83
Tangible book value	26.02	26.03	25.11	24.28	23.43
Weighted-average common shares outstanding(1)	8,232,142	8,228,311	8,340,042	8,385,069	8,429,149
Weighted-average diluted common shares outstanding(1)	8,232,142	8,228,311	8,340,042	8,385,069	8,429,149
(1)Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,459,891	$13,346	3.66%	$1,417,498	$13,225	3.73%	$1,357,141	$12,528	3.69%
Commercial and industrial loans(1)	718,364	9,101	5.07%	702,108	8,711	4.96%	757,898	9,625	5.08%
Direct financing leases(1)	16,540	189	4.57%	17,662	200	4.53%	22,271	244	4.38%
Consumer and other loans(1)	49,847	436	3.50%	42,501	376	3.54%	45,648	398	3.49%
Total loans and leases receivable(1)	2,244,642	23,072	4.11%	2,179,769	22,512	4.13%	2,182,958	22,795	4.18%
Mortgage-related securities(2)	184,962	760	1.64%	170,002	677	1.59%	163,324	666	1.63%
Other investment securities(3)	50,555	215	1.70%	49,927	209	1.67%	42,177	187	1.77%
FHLB stock	14,002	172	4.91%	12,345	155	5.02%	12,465	152	4.88%
Short-term investments	31,111	16	0.21%	60,018	23	0.15%	24,575	6	0.10%
Total interest-earning assets	2,525,272	24,235	3.84%	2,472,061	23,576	3.81%	2,425,499	23,806	3.93%
Non-interest-earning assets	140,969			140,844			151,665
Total assets	$2,666,241			$2,612,905			$2,577,164
Interest-bearing liabilities
Transaction accounts	$533,251	255	0.19%	$497,743	239	0.19%	$521,130	250	0.19%
Money market	784,276	338	0.17%	749,247	321	0.17%	657,690	274	0.17%
Certificates of deposit	52,519	55	0.42%	42,507	36	0.34%	57,424	177	1.23%
Wholesale deposits	16,236	118	2.91%	62,342	161	1.03%	166,752	318	0.76%
Total interest-bearing deposits	1,386,282	766	0.22%	1,351,839	757	0.22%	1,402,996	1,019	0.29%
FHLB advances	385,080	1,036	1.08%	353,637	1,149	1.30%	366,670	1,249	1.36%
Other borrowings	40,311	503	4.99%	35,270	466	5.28%	27,296	401	5.88%
Junior subordinated notes(5)	9,850	504	20.47%	10,073	280	11.12%	10,063	274	10.89%
Total interest-bearing liabilities	1,821,523	2,809	0.62%	1,750,819	2,652	0.61%	1,807,025	2,943	0.65%
Non-interest-bearing demand deposit accounts	562,530			577,378			485,863
Other non-interest-bearing liabilities	42,537			56,280			73,695
Total liabilities	2,426,590			2,384,477			2,366,583
Stockholders’ equity	239,651			228,428			210,581
Total liabilities and stockholders’ equity	$2,666,241			$2,612,905			$2,577,164
Net interest income		$21,426			$20,924			$20,863
Interest rate spread			3.22%			3.21%			3.27%
Net interest-earning assets	$703,749			$721,242			$618,474
Net interest margin			3.39%			3.39%			3.44%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.
(5)The calculation for the three months ended March 31, 2022 includes $236,000 in accelerated amortization of debt issuance costs.

PROVISION FOR LOAN AND LEASE LOSS COMPOSITION

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Change in general reserve due to subjective factor changes	$(416)	$(805)	$(51)	$(652)	$1,082
Change in general reserve due to historical loss factor changes	(206)	(862)	(923)	(1,687)	(984)
Charge-offs	22	106	364	2,894	144
Recoveries	(210)	(274)	(1,634)	(545)	(2,673)
Change in specific reserves on impaired loans, net	(280)	(64)	(451)	(1,466)	(194)
Change due to loan growth, net	235	1,391	426	498	557
Total provision for loan and lease losses	$(855)	$(508)	$(2,269)	$(958)	$(2,068)

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Return on average assets (annualized)	1.30%	1.32%	1.41%	1.26%	1.51%
Return on average equity (annualized)	14.47%	15.04%	16.39%	15.09%	18.48%
Efficiency ratio	65.55%	61.92%	65.68%	64.17%	62.19%
Interest rate spread	3.22%	3.21%	3.27%	3.31%	3.27%
Net interest margin	3.39%	3.39%	3.45%	3.49%	3.44%
Average interest-earning assets to average interest-bearing liabilities	138.64%	141.19%	139.19%	136.54%	134.23%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Non-accrual loans and leases	$5,617	$6,358	$7,433	$11,422	$18,992
Foreclosed properties	117	164	172	179	31
Total non-performing assets	5,734	6,522	7,605	11,601	19,023
Performing troubled debt restructurings	203	217	53	56	59
Total impaired assets	$5,937	$6,739	$7,658	$11,657	$19,082

Non-accrual loans and leases as a percent of total gross loans and leases	0.25%	0.28%	0.35%	0.53%	0.85%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	0.25%	0.29%	0.36%	0.54%	0.85%
Non-performing assets as a percent of total assets	0.21%	0.25%	0.29%	0.40%	0.73%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.05%	1.09%	1.16%	1.20%	1.29%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	421.38%	382.76%	331.98%	224.79%	152.60%

ASSET QUALITY RATIOS - EXCLUDING NET PPP LOANS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Non-accrual loans and leases as a percent of total gross loans and leases	0.25%	0.29%	0.36%	0.56%	0.96%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	0.26%	0.29%	0.37%	0.57%	0.96%
Non-performing assets as a percent of total assets	0.21%	0.25%	0.30%	0.42%	0.81%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.06%	1.10%	1.20%	1.27%	1.47%
PPP loans outstanding, net	$18,206	$27,297	$64,454	$120,723	$267,567

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Charge-offs	$22	$106	$364	$2,894	$144
Recoveries	(210)	(274)	(1,634)	(545)	(2,673)
Net (recoveries) charge-offs	$(188)	$(168)	$(1,270)	$2,349	$(2,529)
Net (recoveries) charge-offs as a percent of average gross loans and leases (annualized)	(0.03)%	(0.03)%	(0.24)%	0.42%	(0.46)%
Annualized (recoveries) charge-offs as a percent of average gross loans and leases, excluding average net PPP loans	(0.03)%	(0.03)%	(0.25)%	0.47%	(0.52)%
Average PPP loans outstanding, net	$20,935	$52,923	$87,517	$229,165	$242,242

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total capital to risk-weighted assets	11.87%	10.82%	11.14%	11.22%	11.52%
Tier I capital to risk-weighted assets	9.27%	8.94%	9.14%	9.14%	9.24%
Common equity tier I capital to risk-weighted assets	8.81%	8.55%	8.73%	8.72%	8.81%
Tier I capital to adjusted assets	9.09%	8.94%	8.69%	8.48%	8.37%
Tangible common equity to tangible assets	8.14%	8.34%	8.28%	7.33%	7.76%
Tangible common equity to tangible assets, excluding net PPP loans	8.20%	8.42%	8.50%	7.66%	8.65%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Commercial real estate:
Commercial real estate - owner occupied	$254,237	$235,589	$241,977	$253,600	$256,812
Commercial real estate - non-owner occupied	656,185	661,423	639,423	614,289	592,090
Land development	40,092	42,792	39,119	45,056	46,544
Construction	200,472	179,841	139,933	139,943	151,345
Multi-family	302,494	320,072	313,787	319,351	322,384
1-4 family	16,198	14,911	13,487	19,769	23,319
Total commercial real estate	1,469,678	1,454,628	1,387,726	1,392,008	1,392,494
Commercial and industrial	720,695	730,819	681,065	695,442	784,305
Direct financing leases, net	14,551	15,743	16,810	18,142	19,616
Consumer and other:
Home equity and second mortgages	4,523	4,223	4,576	5,740	6,719
Other	43,066	35,518	35,645	36,567	38,266
Total consumer and other	47,589	39,741	40,221	42,307	44,985
Total gross loans and leases receivable	2,252,513	2,240,931	2,125,822	2,147,899	2,241,400
Less:
Allowance for loan and lease losses	23,669	24,336	24,676	25,675	28,982
Deferred loan fees	1,264	1,523	2,516	4,338	6,288
Loans and leases receivable, net	$2,227,580	$2,215,072	$2,098,630	$2,117,886	$2,206,130

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Non-interest-bearing transaction accounts	$600,987	$589,559	$526,047	$774,253	$496,877
Interest-bearing transaction accounts	539,492	530,225	517,248	511,698	561,466
Money market accounts	806,917	754,410	728,751	685,127	632,065
Certificates of deposit	63,977	54,091	57,598	45,137	46,818
Wholesale deposits	12,321	29,638	74,638	144,492	165,492
Total deposits	$2,023,694	$1,957,923	$1,904,282	$2,160,707	$1,902,718

TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Trust assets under management	$2,636,896	$2,711,760	$2,545,089	$2,362,257	$2,195,804
Trust assets under administration	197,160	208,954	202,657	202,116	190,721
Total trust assets	$2,834,056	$2,920,714	$2,747,746	$2,564,373	$2,386,525

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Common stockholders’ equity	$233,059	$232,422	$225,280	$221,452	$214,491
Goodwill and other intangible assets	(12,184)	(12,268)	(12,229)	(12,178)	(12,055)
Tangible common equity	$220,875	$220,154	$213,051	$209,274	$202,436
Common shares outstanding	8,488,585	8,457,564	8,483,099	8,617,761	8,638,195
Book value per share	$27.46	$27.48	$26.56	$25.70	$24.83
Tangible book value per share	26.02	26.03	25.11	24.28	23.43

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets” is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Common stockholders’ equity	$233,059	$232,422	$225,280	$221,452	$214,491
Goodwill and other intangible assets	(12,184)	(12,268)	(12,229)	(12,178)	(12,055)
Tangible common equity	$220,875	$220,154	$213,051	$209,274	$202,436
Total assets	$2,724,082	$2,652,905	$2,584,410	$2,865,669	$2,620,718
Goodwill and other intangible assets	(12,184)	(12,268)	(12,229)	(12,178)	(12,055)
Tangible assets	$2,711,898	$2,640,637	$2,572,181	$2,853,491	$2,608,663
Tangible common equity to tangible assets	8.14%	8.34%	8.28%	7.33%	7.76%
Period-end net PPP loans	18,206	27,297	64,454	120,722	267,567
Tangible assets, excluding net PPP loans	$2,693,692	$2,613,340	$2,507,727	$2,732,769	$2,341,096
Tangible common equity to tangible assets, excluding net PPP loans	8.20%	8.42%	8.50%	7.66%	8.65%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total non-interest expense	$18,823	$17,531	$18,490	$18,184	$17,330
Less:
Net loss (gain) on foreclosed properties	12	7	6	(1)	3
Amortization of other intangible assets	—	2	7	8	8
SBA recourse (benefit) provision	(76)	(122)	(69)	245	(130)
Total operating expense (a)	$18,887	$17,644	$18,546	$17,932	$17,449
Net interest income	$21,426	$20,924	$21,223	$21,652	$20,863
Total non-interest income	7,386	7,569	7,015	6,321	7,195
Less:
Net gain on sale of securities	—	—	—	29	—
Adjusted non-interest income	7,386	7,569	7,015	6,292	7,195
Total operating revenue (b)	$28,812	$28,493	$28,238	$27,944	$28,058
Efficiency ratio	65.55%	61.92%	65.68%	64.17%	62.19%

Pre-tax, pre-provision adjusted earnings (b - a)	$9,925	$10,849	$9,692	$10,012	$10,609
Average total assets	$2,666,241	$2,612,905	$2,608,198	$2,621,340	$2,577,164
Pre-tax, pre-provision adjusted return on average assets	1.49%	1.66%	1.49%	1.53%	1.65%

ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring but volatile components of net interest margin divided by average interest-earning assets less average net PPP loans, if any, and other recurring but volatile components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest income	$24,235	$23,576	$24,014	$24,599	$23,806
Interest expense	2,809	2,652	2,791	2,947	2,943
Net interest income (a)	21,426	20,924	21,223	21,652	20,863
Less:
Fees in lieu of interest	1,293	1,700	2,839	3,536	3,085
PPP loan interest income	52	134	221	566	603
FRB interest income and FHLB dividend income	188	179	212	192	158
Adjusted net interest income (b)	$19,893	$18,911	$17,951	$17,358	$17,017
Average interest-earning assets (c)	$2,525,272	$2,472,013	$2,460,567	$2,483,447	$2,425,499
Less:
Average net PPP loans	20,935	52,923	87,517	229,165	242,242
Average FRB cash and FHLB stock	44,577	71,939	129,469	68,503	36,643
Average non-accrual loans and leases	6,195	6,796	11,298	16,744	22,069
Adjusted average interest-earning assets (d)	$2,453,565	$2,340,355	$2,232,283	$2,169,035	$2,124,545
Net interest margin (a / c)	3.39%	3.39%	3.45%	3.49%	3.44%
Adjusted net interest margin (b / d)	3.24%	3.23%	3.22%	3.20%	3.20%